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                                                                      EXHIBIT 99



March 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Connecticut Water Service, Inc. has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of Connecticut Water Service, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

Very truly yours,

/s/    DAVID C. BENOIT
       ---------------

David C. Benoit
Vice President - Finance, Chief Financial Officer and Treasurer
Connecticut Water Service, Inc.